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EXHIBIT 99.2

CONTACTS:
Shelly Doran 317.685.7330 Investors
Billie Scott 317.263.7148 Media

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP ANNOUNCES FIRST QUARTER RESULTS
AND QUARTERLY DIVIDENDS

Common Stock Dividend Increased by 4%

Indianapolis, Indiana—May 8, 2001...Simon Property Group, Inc. (the "Company") (NYSE:SPG) today announced results for the quarter ended March 31, 2001. Diluted funds from operations increased 4.2%, to $0.74 per share from $0.71 per share in 2000. Total revenue increased 2.7%, to $490.7 million as compared to $477.9 million in 2000.

Occupancy for mall and freestanding stores in the regional malls at March 31, 2001 increased 70 basis points to 90.2%, as compared to 89.5% at March 31, 2000. Total retail sales per square foot increased 3% to $381 while comparable retail sales per square foot increased 1% to $389. Average base rents for mall and freestanding stores in the regional mall portfolio were $28.60 per square foot at March 31, 2001, an increase of $1.08, or 4%, from March 31, 2000. The average initial base rent for new mall store leases signed during the quarter was $35.06, an increase of $6.11, or 21% over the tenants who closed or whose leases expired.

"Our portfolio has performed according to our expectations," said David Simon, chief executive officer. "Occupancy and rent increases have been somewhat offset by stagnant sales growth due to a softening economy. All-in-all, our portfolio exhibited its strength and stability in the first quarter."

Disposition Activities

The Company continued its efforts to dispose of non-core assets. During the first quarter of 2001, the Company sold its interests in two retail properties and one small freestanding office building in Rockaway, NJ for approximately $20 million. Proceeds from the asset sales were primarily utilized to repay indebtedness.

Financing Activities

On January 18, 2001, the Company's operating partnership, Simon Property Group, L.P., announced the completion of the sale of $500 million of senior unsecured notes. Issued in two tranches, $300 million mature in 2006 and $200 million mature in 2011. The weighted average interest rate of the issuance was 7.62%.

New Development Activities

Bowie Town Center in Bowie, Maryland, is a 556,000 square foot open-air regional shopping center with main street architecture and a 101,000 square foot grocery retail component scheduled to open this Fall. Hecht's and Sears, who are scheduled to open August 4th and October 20th, respectively, anchor the project. Other large space users—Barnes & Noble, Bed Bath & Beyond, and Old Navy—will open with the center. Safeway anchors the grocery retail component.

Bowie Town Center is 97% leased and committed with only four spaces left to lease. The tenant lineup includes: American Eagle, Lindt's Chocolate, Benetton, Gap, Gap Kids, Ann Taylor Loft, Victoria's Secret, Bath & Body, Wet Seal and Wilson's Leather. The center will also feature a restaurant lineup including Pizzeria Uno, DuClaw Brew Pub, Starbuck's, Olive Garden and Panera Bread.

Dividends

On May 8th, the Company declared a common stock dividend of $0.525 per share, which represents a 4% increase from $0.505 per share. This dividend will be paid on May 31, 2001 to shareholders of record on May 18, 2001. The Company also declared dividends on its three public issues of preferred stock, all payable on July 2, 2001 to shareholders of record on June 15, 2001:

  •
  Simon Property Group, Inc. 6.50% Series B Convertible Preferred Stock (NYSE:SPGPrB)—$1.625 per share

  •
  SPG Properties, Inc. 8.75% Series B Cumulative Redeemable Preferred Stock (NYSE:SGVPrB)—$0.546875 per share

  •
  SPG Properties, Inc. 7.89% Series C Cumulative Preferred Stock—$0.98625 per share.

Earnings Estimates

Based upon first quarter results and its view of current market conditions, the Company projects that FFO per share will be in the range of $0.78 to $0.80 for the second quarter and $3.50 to $3.60 for the year 2001.

Estimates of future FFO per share are, and certain other matters discussed in this press release may be, deemed forward-looking statements within the meaning of the federal securities laws. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained, and it is possible that our actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Those risks and uncertainties include, but are not limited to, the national, regional and local economic climate, competitive market forces, changes in market rental rates, trends in the retail industry, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and changes in market rates of interest. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K for a discussion of such risks and uncertainties.

Simon Property Group, Inc., headquartered in Indianapolis, Indiana, is a self-administered and self-managed real estate investment trust which, through its subsidiary partnerships, is engaged in the ownership, development, management, leasing, acquisition and expansion of income-producing properties, primarily regional malls and community shopping centers. It currently owns or has an interest in 250 properties containing an aggregate of 185 million square feet of gross leasable area in 36 states as well as five assets in Europe. Together with its affiliated management company, Simon owns or manages approximately 191 million square feet of gross leasable area in retail and mixed-use properties. Shares of Simon Property Group, Inc. are paired with beneficial interests in shares of stock of SPG Realty Consultants, Inc. Additional Simon Property Group information is available at www.shopsimon.com.

Supplemental Materials

The Company's March 31, 2001 Form 10-Q and supplemental information package (on Form 8-K) may be requested in e-mail or hard copy formats by contacting Shelly Doran—Director of Investor Relations, Simon Property Group, P.O. Box 7033, Indianapolis, IN 46207 or via e-mail at sdoran@simon.com.

Conference Call

The Company will provide an online simulcast of its first quarter conference call at www.shopsimon.com and www.streetevents.com. To listen to the live call, please go to either of these websites at least fifteen minutes prior to the call to register, download and install any necessary audio software. The call will begin at 11:30 a.m. Eastern Daylight Time tomorrow, May 9th. An online replay will be available for approximately 90 days at www.shopsimon.com.

SIMON
Combined Financial Highlights(A)
Unaudited
(In thousands, except as noted)

	Three Months Ended March 31,
	2001		2000
Revenue:
Minimum rent	$307,131		$296,462
Overage rent	9,883		12,038
Tenant reimbursements	148,514		144,844
Other income	25,148		24,507

Total revenue	490,676		477,851
Expenses:
Property operating	78,774		76,982
Depreciation and amortization	106,515		98,488
Real estate taxes	52,792		48,422
Repairs and maintenance	19,727		19,565
Advertising and promotion	13,806		16,010
Provision for credit losses	2,904		2,131
Other	6,785		9,109

Total operating expenses	281,303		270,707
Operating Income	209,373		207,144
Interest Expense	157,924		158,659

Income before Minority Interest	51,449		48,485
Minority Interest	(2,116)		(2,434)
Gain on Sales of Real Estate	2,711		7,096

Income before Unconsolidated Entities	52,044		53,147

Income from Unconsolidated Entities	11,731		17,989

Income before Extraordinary Items and Cumulative Effect of Accounting Change	63,775		71,136
Extraordinary Items—Debt Related Transactions	(25)		(440)
Cumulative Effect of Accounting Change	(1,638	)(B)	(12,342	)(C)

Income before Allocation to Limited Partners	62,112		58,354
Less: Limited Partners' Interest in the Operating Partnerships	11,742		10,739
Less: Preferred Distributions of the SPG Operating Partnership	2,912		2,817
Less: Preferred Dividends of Subsidiary	7,334		7,334

Net Income	40,124		37,464
Preferred Dividends	(9,185)		(9,221)

Net Income Available to Common Shareholders	$30,939		$28,243

SIMON
Combined Financial Highlights- Continued(A)
Unaudited
(In thousands, except as noted)

	Three Months Ended March 31,
	2001	2000
PER SHARE DATA:
Basic Income per Paired Share:
Before Extraordinary Items and Cumulative Effect of Accounting Change	$0.19	$0.21
Extraordinary Items	0.00	0.00
Cumulative Effect of Accounting Change	(0.01)	(0.05)

Net Income Available to Common Shareholders	$0.18	$0.16

Diluted Income per Paired Share:
Before Extraordinary Items and Cumulative Effect of Accounting Change	$0.19	$0.21
Extraordinary Items	0.00	0.00
Cumulative Effect of Accounting Change	(0.01)	(0.05)

Net Income Available to Common Shareholders	$0.18	$0.16

SELECTED BALANCE SHEET INFORMATION

	March 31, 2001	December 31, 2000
Cash and Cash Equivalents	$135,017	$223,111
Investment Properties, Net	$11,492,595	$11,564,414
Mortgages and Other Indebtedness	$8,747,218	$8,728,582

SELECTED REGIONAL MALL OPERATING STATISTICS

	March 31,
	2001	2000
Occupancy(D)	90.2%	89.5%
Average Rent per Square Foot(D)	$28.60	$27.52
Total Sales Volume (in millions)(E)	$3,658	$3,422
Comparable Sales per Square Foot(E)	$389	$385
Total Sales per Square Foot(E)	$381	$370

Notes:

(A)
Represents combined condensed financial statements of Simon Property Group, Inc. and its paired share affiliate, SPG Realty Consultants, Inc.
(B)
Due to the adoption of SFAS 133—Accounting for Derivatives and Financial Instruments on January 1, 2001.
(C)
Due to the adoption of SAB 101 on January 1, 2000, which requires overage rent to be recognized as revenue only when each tenant's sales exceed their sales threshold. Previously, the Company recognized overage rent based on reported and estimated sales through the end of the period, less the applicable prorated base sales amount.
(D)
Includes mall and freestanding stores.
(E)
Based on the standard definition of sales for regional malls adopted by the International Council of Shopping Centers, which includes only mall and freestanding stores.

SIMON
Combined Financial Highlights-Continued(A)
Unaudited
(In thousands, except as noted)

RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS ("FFO")

	Three Months Ended March 31,
	2001	2000
Income before extraordinary items and cumulative effect of accounting change(1) (2)	$63,775	$71,136
Plus: Depreciation and amortization from combined consolidated properties	106,166	98,236
Plus: Simon's share of depreciation and amortization from unconsolidated entities	31,257	28,801
Less: Gain on sales of real estate	(2,711)	(7,096)
Less: Minority interest portion of depreciation, amortization and extraordinary items	(1,487)	(1,480)
Less: Preferred distributions (including those of subsidiary)	(19,431)	(19,372)

FFO of the Simon Portfolio	$177,569	$170,225

FFO of the Simon Portfolio	$177,569	$170,225

Basic FFO per Paired Share:
Basic FFO Allocable to the Company	$128,766	$123,506
Basic Weighted Average Paired Shares Outstanding	172,001	173,223
Basic FFO per Paired Share	$0.75	$0.71

Diluted FFO per Paired Share:
Diluted FFO Allocable to the Company	$138,047	$132,667
Diluted Weighted Average Number of Equivalent Paired Shares	186,609	187,807
Diluted FFO per Paired Share	$0.74	$0.71

Notes:

(1)
Includes gains on land sales of $1.2 million and $1.8 million for the three months ended March 31, 2001 and 2000, respectively.
(2)
Includes straight-line adjustments to minimum rent of $4.3 million and $5.0 million for the three months ended March 31, 2001 and 2000, respectively.

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SIMON PROPERTY GROUP ANNOUNCES FIRST QUARTER RESULTS AND QUARTERLY DIVIDENDS Common Stock Dividend Increased by 4%
SIMON Combined Financial Highlights(A) Unaudited (In thousands, except as noted)
SIMON Combined Financial Highlights- Continued(A) Unaudited (In thousands, except as noted)
SIMON Combined Financial Highlights-Continued(A) Unaudited (In thousands, except as noted)